Investors Bancorp, Inc. Announces Fourth Quarter and Year End Financial Results

SHORT HILLS, N.J., Jan. 27, 2011 /PRNewswire/ -- Investors Bancorp, Inc. (Nasdaq: ISBC) ("Company"), the holding company for Investors Savings Bank ("Bank"), reported net income of $16.9 million for the three months ended December 31, 2010 compared to net income of $12.1 million for the three months ended December 31, 2009. Net income for the year ended December 31, 2010 was $62.0 million compared to net income of $35.1 million for the year ended December 31, 2009. Basic and diluted earnings per share were $0.16 for the three months ended December 31, 2010 compared to $0.11 for the three months ended December 31, 2009. Basic and diluted earnings per share were $0.57 and $0.56, respectively, for the year ended December 31, 2010 compared to basic and diluted earnings of $0.33 for the year ended December 31, 2009.

Kevin Cummings, President and CEO discussed the Company's results, "We are pleased with our operating results for both the quarter and the year. The continued growth of our loan and deposit franchise in 2010 is a result of the hard work and dedication of our staff and I am grateful for their efforts."

Mr. Cummings also commented on its most recent branch and loan acquisition, "In October 2010, we completed the acquisition of the branches of the former Millennium Bank and added approximately $600 million in deposits and 15 new branch locations including two in New York City and one in Mineola NY. We welcome our new customers and look forward to providing quality services and expanding our relationship."

On the economy, Mr. Cummings noted, "High unemployment and depressed property values remain a drag on the local economy here in New Jersey.  Our own non performing loans increased slightly for the quarter but are still low compared to regional and national peers. With our strict underwriting standards and adequate reserves we will navigate through this tough economic time."

The following represents performance highlights and significant events that occurred during the period:

  Net interest margin for the three months ended December 31, 2010 was 3.19%, This represents an increase of 38 basis points compared to prior year quarter  and a decrease of 12 basis points compared to linked quarter.

  The efficiency ratio improved to 45.55% for the three months ended December 31, 2010 compared to 49.82% for the three months ended December 31, 2009 and improved to 44.20% for the year ended December 31, 2010 compared to 52.68% for the year ended December 31, 2009.

  The return on average equity improved to 7.38% and 6.95% for the three months and year ended December 31, 2010, respectively, compared to 5.80% and 4.40% for the three months and year ended December 31, 2009, respectively.

  Core deposits, which exclude time deposits, increased $787.2 million, or 30.9%, to $3.33 billion at December 31, 2010 from $2.55 billion at December 31, 2009.

  Net loans increased $1.30 billion, or 19.7%, to $7.92 billion at December 31, 2010 from $6.62 billion at December 31, 2009.

  The Company recorded a gain on bargain purchase of $1.8 million in connection with the purchase of the Millennium deposit franchise and servicing of their loan portfolio.

  The Company maintains a strong tangible capital ratio of 9.02%, and is considered well capitalized under regulatory guidelines.

Millennium Deposit Acquisition and Loan Purchase

As previously disclosed, in October the Company completed the acquisition of the Millennium deposit franchise which increased the Company's total deposits by approximately $600.0 million while adding 15 branches. The Company also purchased approximately $200 million of performing commercial real estate and home equity loans from Millennium. From an income statement perspective, the acquisition resulted in a bargain purchase gain of $1.8 million, net of tax, in the current quarter offset by $2.4 million in one-time non-interest expenses related to the acquisition. The expenses included $700,000 in costs associated with consolidating and closing two branches; $800,000 in professional fees and conversion costs; $600,000 in marketing and promotional costs; and $300,000 in personnel costs. The Company also entered into an agreement to service the remaining Millennium loan portfolio which resulted in $600,000 in servicing fee income for the quarter.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $10.7 million, or 10.7%, to $110.3 million for the three months ended December 31, 2010 from $99.6 million for the three months ended December 31, 2009.  This increase is attributed to the average balance of interest-earning assets increasing $1.0 billion, or 12.6%, to $9.02 billion for the three months ended December 31, 2010 from $8.01 billion for the three months ended December 31, 2009.  This was partially offset by, the weighted average yield on interest-earning assets decreasing 9 basis points to 4.89% for the three months ended December 31, 2010 compared to 4.98% for the three months ended December 31, 2009.

Interest income on loans increased by $12.0 million, or 13.7%, to $99.5 million for the three months ended December 31, 2010 from $87.5 million for the three months December 31, 2009, reflecting a $1.27 billion, or 19.6%, increase in the average balance of net loans to $7.76 billion for the three months ended December 31, 2010 from $6.49 billion for the three months ended December 31, 2009.  The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $458.9 million and $448.4 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family loans and commercial real estate.  This was partially offset by a 26 basis point decrease in the average yield on loans to 5.13% for the three months ended December 31, 2010 from 5.39% for the three months ended December 31, 2009.

Interest income on all other interest-earning assets, excluding loans, decreased by $1.3 million, or 10.8%, to $10.9 million for the three months ended December 31, 2010 from $12.2 million for the three months ended December 31, 2009.  This decrease reflected a $265.9 million decrease in the average balance of all other interest-earning assets, excluding loans, to $1.26 billion for the three months ended December 31, 2010 from $1.52 billion for the three months ended December 31, 2009.  This was partially offset by the weighted average yield on interest-earning assets, excluding loans, increasing by 26 basis points to 3.46% for the three months ended December 31, 2010 compared to 3.20% for the three months ended December 31, 2009. This increase is partially attributed to the accretion of income on trust preferred securities.

Total interest and dividend income increased by $44.3 million, or 11.5%, to $428.7 million for the year ended December 31, 2010 from $384.4 million for the year ended December 31, 2009.  This increase is attributed to the average balance of interest-earning assets increasing $921.0 million, or 12.1%, to $8.51 billion for the year ended December 31, 2010 from $7.59 billion for the year ended December 31, 2009.  This was partially offset by a 3 basis point decrease in the weighted average yield on interest-earning assets to 5.04% for the year ended December 31, 2010 compared to 5.07% for the year ended December 31, 2009.

Interest income on loans increased by $55.1 million, or 16.8%, to $383.5 million for the year ended December 31, 2010 from $328.5 million for the year ended December 31, 2009, reflecting a $1.15 billion, or 19.0%, increase in the average balance of net loans to $7.20 billion for the year ended December 31, 2010 from $6.05 billion for the year ended December 31, 2009. The increase is primarily attributed to the average balance of commercial real estate loans and multi-family loans increasing by $497.4 million and $378.8 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more commercial real estate and multi-family loans. In addition, the yield was favorably impacted by commercial real estate prepayment penalties totaling $1.1 million. These increases were partially offset by a 10 basis point decrease in the average yield on loans to 5.33% for the year ended December 31, 2010 from 5.43% for the year ended December 31, 2009.

Interest income on all other interest-earning assets, excluding loans, decreased by $10.7 million, or 19.2%, to $45.2 million for the year ended December 31, 2010 from $55.9 million for the year ended December 31, 2009.  This decrease reflected a $226.6 million decrease in the average balance of all other interest-earning assets, excluding loans to $1.31 billion for the year ended December 31, 2010 from $1.54 billion for the year ended December 31, 2009.  In addition, the weighted average yield on interest-earning assets, excluding loans decreased 19 basis point to 3.45% for the year ended December 31, 2010 from 3.64% for the year ended December 31, 2009. The decrease in yield is primarily attributed to the purchase of additional securities at lower yields and the repricing of our adjustable rate securities.

Interest Expense

Total interest expense decreased by $4.8 million, or 11.2%, to $38.5 million for the three months ended December 31, 2010 from $43.3 million for the three months ended December 31, 2009.  This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 47 basis points to 1.91% for the three months ended December 31, 2010 compared to 2.38% for the three months ended December 31, 2009.  This was partially offset by the average balance of total interest-bearing liabilities increasing by $774.0 million, or 10.6%, to $8.06 billion for the three months ended December 31, 2010 from $7.28 billion for the three months ended December 31, 2009.

Interest expense on interest-bearing deposits decreased $4.5 million, or 16.8% to $22.3 million for the three months ended December 31, 2010 from $26.8 million for the three months ended December 31, 2009.  This decrease is attributed to a 48 basis point decrease in the average cost of interest-bearing deposits to 1.40% for the three months ended December 31, 2010 from 1.88% for the three months ended December 31, 2009 as deposit rates decreased to reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $667.8 million, or 11.7% to $6.36 billion for the three months ended December 31, 2010 from $5.69 billion for the three months ended December 31, 2009. Core deposit growth represented 82.5%, or $550.6 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $0.3 million, or 2.0%, to $16.2 million for the three months ended December 31, 2010 from $16.5 million for the three months ended December 31, 2009. This decrease is attributed to the average cost of borrowed funds decreasing 34 basis points to 3.81% for the three months ended December 31, 2010 from 4.15% for the three months ended December 31, 2009 due to the lower interest rate environment. This was partially offset by the average balance of borrowed funds increasing by $106.3 million or 6.7%, to $1.70 billion for the three months ended December 31, 2010 from $1.59 billion for the three months ended December 31, 2009.

Total interest expense decreased by $32.8 million, or 17.1%, to $159.3 million for the year ended December 31, 2010 from $192.1 million for the year ended December 31, 2009.  This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 71 basis points to 2.07% for the year ended December 31, 2010 compared to 2.78% for the year ended December 31, 2009.  This was partially offset by the average balance of total interest-bearing liabilities increasing by $799.3 million, or 11.6%, to $7.70 billion for the year ended December 31, 2010 from $6.90 billion for the year ended December 31, 2009.

Interest expense on interest-bearing deposits decreased $32.2 million, or 26.2% to $90.8 million for the year ended December 31, 2010 from $123.0 million for the year ended December 31, 2009.  This decrease is attributed to an 84 basis point decrease in the average cost of interest-bearing deposits to 1.53% for the year ended December 31, 2010 from 2.37% for the year ended December 31, 2009 as deposit rates decreased to reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $737.5 million, or 14.2% to $5.92 billion for the year ended December 31, 2010 from $5.19 billion for the year ended December 31, 2009. Core deposit growth represented 82.7%, or $610.1 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $600,000, or 0.9%, to $68.5 million for the year ended December 31, 2010 from $69.1 million for the year ended December 31, 2009. This decrease is attributed to the average cost of borrowed funds decreasing 17 basis points to 3.85% for the year ended December 31, 2010 from 4.02% for the year ended December 31, 2009 due to the lower interest rate environment. This was partially offset by the average balance of borrowed funds increasing by $61.8 million or 3.6%, to $1.78 billion for the year ended December 31, 2010 from $1.72 billion for the year ended December 31, 2009.

Net Interest Income

Net interest income increased by $15.6 million, or 27.6%, to $71.9 million for the three months ended December 31, 2010 from $56.3 million for the three months ended December 31, 2009.  The increase was primarily due to a 47 basis point decrease in our cost of interest-bearing liabilities to 1.91% for the three months ended December 31, 2010 from 2.38% for the three months ended December 31, 2009. This was partially offset by the yield on our interest-earning assets decreasing 9 basis points to 4.89% for the three months ended December 31, 2010 from 4.98% for the three months ended December 31, 2009. Short term interest rates remaining at historically low levels resulted in many of our deposits repricing downward. This had a positive impact on our net interest margin which improved by 38 basis points from 2.81% for the three months ended December 31, 2009 to 3.19% for the three months ended December 31, 2010.

Net interest income increased by $77.1 million, or 40.1%, to $269.4 million for the year ended December 31, 2010 from $192.3 million for the year ended December 31, 2009.  The increase was primarily due to a 71 basis point decrease in our cost of interest-bearing liabilities to 2.07% for the year ended December 31, 2010 from 2.78% for the year ended December 31, 2009. This was partially offset by the yield on our interest-earning assets decreasing 3 basis points to 5.04% for the year ended December 31, 2010 from 5.07% for the year ended December 31, 2009. Short term interest rates remaining at historically low levels resulted in many of our deposits repricing downward. This had a positive impact on our net interest margin which improved by 64 basis points from 2.53% for the year ended December 31, 2009 to 3.17% for the year ended December 31, 2010.

Provision for Loan Losses

Our provision for loan losses was $19.0 million for the three months ended December 31, 2010 compared to $11.1 million for the three months ended December 31, 2009. For the three months ended December 31, 2010, net charge-offs were $12.7 million compared to $9.5 million for the three months ended December 31, 2009. For the year ended December 31, 2010, our provision for loan losses was $66.5 million compared to $39.5 million for the year ended December 31, 2009. Net charge-offs totaled $30.6 million for the year ended December 31, 2010 compared to net charge-offs of $14.9 million for the year ended December 31, 2009. The increase in our provision is due to continued growth in the loan portfolio; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; an increase in non-performing loans and loan delinquency; and the adverse economic conditions in our lending area.

The following table sets forth non-performing assets and accruing past due loans on the dates indicated in conjunction with our quality ratios:

	December 31,		September 30,		June 30,		March 31,		December 31,
	2010		2010		2010		2010		2009
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
					(Dollars in millions)

Accruing past due loans:
30 to 59 days past due:
Residential and consumer	89	$17.8	83	$20.5	65	$19.0	84	$18.2	69	$15.9
Construction	-	-	3	25.4	-	-	1	1.9	3	8.2
Multi-family	2	4.7	-	-	3	11.7	2	3.9	1	0.4
Commercial	1	0.7	2	1.9	2	0.8	4	4.5	5	3.4
Commercial and industrial	1	0.1	2	1.3	3	0.6	4	0.9	6	1.2
Total 30 to 59 days past due	93	23.3	90	49.1	73	32.1	95	29.4	84	29.1
60 to 89 days past due:
Residential and consumer	39	12.1	30	5.6	40	8.0	39	10.0	63	13.8
Construction	1	7.9	1	1.4	1	2.4	6	23.6	2	7.6
Multi-family	3	12.9	2	11.9	3	0.9	-	-	-	-
Commercial	1	0.5	-	-	-	-	1	0.6	-	-
Commercial and industrial	2	0.6	2	1.1	3	0.4	-	-	3	0.7
Total 60 to 89 days past due	46	34.0	35	20.0	47	11.7	46	34.2	68	22.1
Total accruing past due loans	139	$57.3	125	$69.1	120	$43.8	141	$63.6	152	$51.2

Non-performing (non-accruing):
Residential and consumer	263	$74.7	239	$68.7	210	$60.4	199	$57.1	185	$51.2
Construction	26	82.8	21	67.1	21	67.6	22	61.6	22	65.0
Multi-family	3	2.7	6	3.5	3	2.7	2	2.5	4	0.6
Commercial	8	3.9	8	4.6	8	4.6	9	3.5	10	3.4
Commercial and industrial	5	1.8	2	1.0	2	0.6	-	-	-	-
Total Non-Performing Loans	305	$165.9	276	$144.9	244	$135.9	232	$124.7	221	$120.2

Non-performing loans to total loans		2.08%		1.94%		1.88%		1.82%		1.81%
Allowance for loan loss as a
percent of non-performing
loans		54.81%		58.39%		53.23%		50.47%		45.80%
Allowance for loan losses as a
percent of total loans		1.14%		1.13%		1.00%		0.92%		0.83%

Total non-performing loans, defined as non-accruing loans, were $165.9 million at December 31, 2010 compared to $120.2 million at December 31, 2009. At December 31, 2010 there are 13 residential loans totaling $4.8 million which are deemed troubled debt restructurings. These loans are performing under the restructured terms.

The allowance for loan losses increased by $35.9 million to $90.9 million at December 31, 2010 from $55.1 million at December 31, 2009.  Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, change in composition of the loan portfolio, increasing loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest Income

Total non-interest income was $11.4 million for the three months ended December 31, 2010 compared to $3.6 million for the three months ended December 31, 2009.  The increase is attributed to an increase in gain on loan sales of $3.9 million to $5.4 million for the three months ended December 31, 2010 as the increase in refinancing activity during the current quarter resulted in more loans being sold into the secondary market. In addition, there was a $1.8 million increase in fees and service charges to $3.3 million for the three months ended December 31, 2010.  This increase is partially attributed to fees from commercial deposit and loan accounts as well as fees generated from the servicing of Millennium's loan portfolio. The Company also recorded a $1.8 million gain on bargain purchase from the Millennium deposit acquisition which is included in other operating income.

Total non-interest income was $26.5 million for the year ended December 31, 2010 compared to $14.8 million for the year ended December 31, 2009.  The increase of $11.7 million is primarily attributed to a $4.1 million increase in fees and service charges, $4.1 million increase in gain on loan sales and a $1.8 million gain on bargain purchase in connection with the Millennium deposit acquisition. The year ended December 31, 2009 included a $1.8 million gain from the sale of our largest non-performing loan and a $1.3 million pre-tax other-than-temporary impairment ("OTTI") non-cash charge on certain pooled trust preferred securities ("TruPS").

Non-Interest Expenses

Total non-interest expenses increased by $8.1 million, or 27.0%, to $38.0 million for the three months ended December 31, 2010 from $29.9 million for the three months ended December 31, 2009. Compensation and fringe benefits increased $3.6 million as a result of staff additions in our retail banking areas, our mortgage company and commercial real estate lending department, as well as normal merit increases. Additionally, there was approximately $225,000 in bonuses paid to employees relative to the successful completion of the Millennium integration. Occupancy expense increased $2.3 million as a result of the costs associated with expanding our branch network, including the one time charge of $700,000 for the consolidation and closing of two Millennium branches. Advertising increased $654,000 due to our marketing efforts in relation to our expansion. Data processing expenses increased $476,000 primarily due to increased volume of accounts and professional fees also increased $310,000 primarily due to cost incurred with regards to the Millennium acquisition.

Total non-interest expenses increased by $21.7 million, or 19.9%, to $130.8 million for the year ended December 31, 2010 from $109.1 million for the year ended December 31, 2009. Compensation and fringe benefits increased $9.9 million as a result of staff additions in our retail banking areas due to acquisitions and de novo growth, staff additions in our mortgage company and commercial real estate lending department, as well as normal merit increases.  Occupancy expense increased $5.7 million as a result of the costs associated with expanding our branch network including the one time charge of $700,000 for the consolidation and closing of two Millennium branches. Professional fees increased $2.0 million for initiatives supporting the Company's growth. Advertising increased $1.8 million due to marketing efforts relative to our business expansion and data processing increased $1.2 million primarily due to increased volume of accounts.  These increases was partially offset by a reduction of $1.4 million in FDIC insurance premiums as the year ended December 31, 2009 included a $3.7 million special assessment on insured financial institutions to rebuild the Deposit Insurance Fund.

Income Taxes

Income tax expense was $9.5 million for the three months ended December 31, 2010, representing a 36.01% effective tax rate. For the three months ended December 31, 2009, there was an income tax expense of $7.0 million representing a 36.6% effective tax rate. The decrease in the effective tax rate is due to the gain on bargain purchase which is not taxable and more revenue generated in states other than New Jersey.

Income tax expense was $36.6 million for the year ended December 31, 2010, representing a 37.11% effective tax rate. For the year ended December 31, 2009, there was an income tax expense of $23.4 million representing a 40.04% effective tax rate. The decrease in the effective tax rate is due to the gain on bargain purchase which is not taxable and more revenue generated in states other than New Jersey.

Balance Sheet Summary

Total assets increased by $1.24 billion, or 14.9%, to $9.60 billion at December 31, 2010 from $8.36 billion at December 31, 2009.  This increase was largely the result of a $1.31 billion increase in our net loans, including loans held for sale, to $7.95 billion at December 31, 2010 from $6.64 billion at December 31, 2009. This was partially offset by a $107.4 million, or 9.0%, decrease in securities to $1.08 billion at December 31, 2010 from $1.19 billion at December 31, 2009.

Net loans, including loans held for sale, increased by $1.31 billion, or 19.7%, to $7.95 billion at December 31, 2010 from $6.64 billion at December 31, 2009.  This increase in loans reflects our continued focus on loan originations and purchases, which was partially offset by paydowns and payoffs of loans. The loans we originate and purchase are on properties in New Jersey and states in close proximity to New Jersey. We do not originate or purchase, and our loan portfolio does not include, any sub-prime loans or option ARMs.

We originate residential mortgage loans through our mortgage subsidiary, ISB Mortgage Co. During the year ended December 31, 2010, ISB Mortgage Co. originated $1.50 billion in residential mortgage loans of which $696.0 million were sold to third party investors and $800.5 million remained in our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During year ended December 31, 2010, we purchased loans totaling $814.9 million from these entities. We also purchase, on a "bulk purchase" basis, pools of mortgage loans that meet our underwriting criteria from several well-established financial institutions in the secondary market. During the year ended December 31, 2010, we purchased $47.4 million of residential mortgage loans on a "bulk purchase" basis.

Additionally, for the twelve month period ended December 31, 2010, we originated $487.9 million in multi-family loans, $412.6 million in commercial real estate loans, $214.4 million in construction loans, $87.8 million in consumer and other loans, and $59.6 million in commercial and industrial loans. We also purchased approximately $200 million in performing commercial real estate and home equity loans from Millennium.

At December 31, 2010, total loans were $7.99 billion and included $4.94 billion in residential loans, $1.23 billion in commercial real estate loans, $1.16 billion in multi-family loans, $347.8 million in construction loans, $259.8 million in consumer and other loans, and $60.9 million in commercial and industrial loans.

Securities, in the aggregate, decreased by $107.4 million, or 9.0%, to $1.08 billion at December 31, 2010, from $1.19 billion at December 31, 2009. The decrease in the portfolio was due to paydowns, calls or maturities and was partially offset by the purchase of $346.8 million of agency issued mortgage backed securities during the year ended December 31, 2010.

The amount of stock we ownin the Federal Home Loan Bank (FHLB) increased by $14.2 million from $66.2 million at December 31, 2009 to $80.4 million at December 31, 2010 as a result of an increase in our level of borrowings at December 31, 2010. Other assets decreased $8.3 million primarily due to prepaid FDIC insurance premiums amortizing $9.8 million during the period.

Deposits increased by $934.3 million, or 16.0%, to $6.77 billion at December 31, 2010 from $5.84 billion at December 31, 2009. This increase reflects the acquisition of Millennium deposit franchise and the continued growth in our markets. Core deposits represented  $787.2 million or 84.3% of the growth while certificates of deposit represented $147.1 million, or 15.7% of the growth.

Borrowed funds increased $226.0 million, or 14.1%, to $1.83 billion at December 31, 2010 from $1.60 billion at December 31, 2009 as new loan originations have outpaced the deposit growth and principal run-off from the securities portfolio.

Stockholders' equity increased $51.0 million to $901.3 million at December 31, 2010 from $850.2 million at December 31, 2009. The increase is primarily attributed to the $62.0 million net income for year ended December 31, 2010, $9.5 million of compensation cost related to equity incentive plans, partially offset by $24.5 million in purchases of treasury stock.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of December 31, 2010 had and eighty two branch offices located throughout northern and central New Jersey, New York and Massachusetts.

Earnings Conference Call January 28, 2011 at 11:00 a.m. (ET)

 The Company, as previously announced, will host an earnings conference call Friday, January 28, 2011 at 11:00 a.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on January 28, 2011 from 1:00 p.m. (ET) through May 31, 2011, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 447211. The conference call will also be simultaneously webcast on the Company's website www.isbnj.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2010 (Unaudited) and December 31, 2009
	December 31,	December 31,
Assets	2010	2009
	(In thousands)
Cash and cash equivalents	$76,224	73,606
Securities available-for-sale, at estimated fair value	602,733	471,243
Securities held-to-maturity, net (estimated fair value of
$514,223 and $753,405 at December 31, 2010
and December 31, 2009, respectively)	478,536	717,441
Loans receivable, net	7,917,705	6,615,459
Loans held-for-sale	35,054	27,043
Stock in the Federal Home Loan Bank	80,369	66,202
Accrued interest receivable	40,541	36,942
Other Real Estate Owned	976	—
Office properties and equipment, net	56,927	49,384
Net deferred tax asset	128,210	117,143
Bank owned life insurance	117,039	114,542
Intangible assets	39,004	31,668
Other assets	28,813	37,143
Total assets	$9,602,131	8,357,816
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$6,774,930	5,840,643
Borrowed funds	1,826,514	1,600,542
Advance payments by borrowers for taxes and insurance	34,977	29,675
Other liabilities	64,431	36,743
Total liabilities	8,700,852	7,507,603
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 112,851,127 and 114,448,888 outstanding
at December 31, 2010 and December 31, 2009, respectively	532	532
Additional paid-in capital	533,720	530,133
Retained earnings	483,269	422,211
Treasury stock, at cost; 5,169,153 and 3,571,392 shares at
December 31, 2010 and December 31, 2009	(62,033)	(44,810)
Unallocated common stock held by the employee stock
ownership plan	(34,033)	(35,451)
Accumulated other comprehensive loss	(20,176)	(22,402)
Total stockholders' equity	901,279	850,213
Total liabilities and stockholders' equity	$9,602,131	8,357,816

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$99,483	87,458	383,531	328,482
Securities:
Government-sponsored enterprise obligations	169	206	710	1,049
Mortgage-backed securities	8,001	10,385	35,857	44,690
Municipal bonds and other debt	1,339	458	4,463	5,763
Interest-bearing deposits	34	138	238	700
Federal Home Loan Bank stock	1,320	996	3,904	3,701
Total interest and dividend income	110,346	99,641	428,703	384,385
Interest expense:
Deposits	22,293	26,803	90,811	123,002
Secured borrowings	16,159	16,492	68,482	69,094
Total interest expense	38,452	43,295	159,293	192,096
Net interest income	71,894	56,346	269,410	192,289
Provision for loan losses	19,000	11,050	66,500	39,450
Net interest income after provision
for loan losses	52,894	45,296	202,910	152,839
Non-interest income
Fees and service charges	3,304	1,500	8,757	4,660
Income on bank owned life insurance	598	709	2,497	2,227
Gain on sales of loans, net	5,401	1,467	12,785	8,731
Gain (loss) on securities transactions	(9)	(92)	35	(1,407)
Other income	2,145	64	2,451	624
Total non-interest income	11,439	3,648	26,525	14,835
Non-interest expense
Compensation and fringe benefits	20,722	17,127	72,953	63,055
Advertising and promotional expense	1,584	930	5,572	3,735
Office occupancy and equipment expense	6,435	4,138	19,632	13,900
Federal insurance premiums	2,475	2,475	10,650	12,015
Stationery, printing, supplies and telephone	928	722	2,899	2,422
Professional fees	1,520	1,210	4,970	2,990
Data processing service fees	1,858	1,382	6,276	5,082
Other operating expenses	2,439	1,905	7,861	5,919
Total non-interest expenses	37,961	29,889	130,813	109,118
Income before income tax expense	26,372	19,055	98,622	58,556
Income tax expense	9,497	6,966	36,603	23,444
Net income	$16,875	12,089	62,019	35,112
Basic earnings per share	$0.16	0.11	0.57	0.33
Diluted earnings per share	0.16	0.11	0.56	0.33
Weighted average shares outstanding
Basic	108,692,554	109,922,060	109,713,516	107,550,061
Diluted	108,923,009	110,047,995	109,878,252	107,618,226

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	December 31, 2010			December 31, 2009
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 84,263	$ 34	0.16%	$ 258,772	$ 138	0.21%
Securities available-for-sale	580,709	3,147	2.17%	449,609	2,977	2.65%
Securities held-to-maturity	517,047	6,362	4.92%	747,806	8,072	4.32%
Net loans	7,761,627	99,483	5.13%	6,489,358	87,458	5.39%
Stock in FHLB	73,986	1,320	7.14%	65,728	996	6.06%
Total interest-earning assets	9,017,632	110,346	4.89%	8,011,273	99,641	4.98%
Non-interest earning assets	417,988			349,005
Total assets	$ 9,435,620			$ 8,360,278

Interest-bearing liabilities:
Savings	$ 1,076,717	$ 3,693	1.37%	$ 863,400	3,799	1.76%
Interest-bearing checking	996,881	1,517	0.61%	801,208	2,145	1.07%
Money market accounts	837,498	1,867	0.89%	695,881	2,349	1.35%
Certificates of deposit	3,449,437	15,216	1.76%	3,332,274	18,510	2.22%
Borrowed funds	1,696,288	16,159	3.81%	1,590,012	16,492	4.15%
Total interest-bearing liabilities	8,056,821	38,452	1.91%	7,282,775	43,295	2.38%
Non-interest bearing liabilities	464,268			244,180
Total liabilities	8,521,089			7,526,955
Stockholders' equity	914,531			833,323
Total liabilities and stockholders' equity	$ 9,435,620			$ 8,360,278

Net interest income		$ 71,894			$ 56,346

Net interest rate spread			2.99%			2.60%

Net interest earning assets	$ 960,811			$ 728,498

Net interest margin			3.19%			2.81%

Ratio of interest-earning assets to total
interest-bearing liabilities	1.12	X		1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Twelve Months Ended
	December 31, 2010			December 31, 2009
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 132,365	$ 238	0.18%	$ 301,293	$ 700	0.23%
Securities available-for-sale	497,094	12,430	2.50%	303,507	10,404	3.43%
Securities held-to-maturity	604,238	28,600	4.73%	861,627	41,097	4.77%
Net loans	7,197,608	383,531	5.33%	6,049,981	328,481	5.43%
Stock in FHLB	76,368	3,904	5.11%	70,263	3,701	5.27%
Total interest-earning assets	8,507,673	428,703	5.04%	7,586,671	384,383	5.07%
Non-interest earning assets	397,436			303,561
Total assets	$ 8,905,109			$ 7,890,232

Interest-bearing liabilities:
Savings	$ 944,894	$ 13,958	1.48%	$ 728,182	$ 14,533	2.00%
Interest-bearing checking	908,567	6,406	0.71%	780,309	13,252	1.70%
Money market accounts	748,707	7,299	0.97%	483,565	7,834	1.62%
Certificates of deposit	3,321,671	63,148	1.90%	3,194,240	87,383	2.74%
Borrowed funds	1,780,205	68,482	3.85%	1,718,405	69,094	4.02%
Total interest-bearing liabilities	7,704,044	159,293	2.07%	6,904,701	192,096	2.78%
Non-interest bearing liabilities	308,785			187,955
Total liabilities	8,012,829			7,092,656
Stockholders' equity	892,280			797,576
Total liabilities and stockholders' equity	$ 8,905,109			$ 7,890,232

Net interest income		$ 269,410			$ 192,287

Net interest rate spread			2.97%			2.28%

Net interest earning assets	$ 803,629			$ 681,970

Net interest margin			3.17%			2.53%

Ratio of interest-earning assets to total
interest-bearing liabilities	1.10	X		1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	December 31,
	2010	2009

Return on average assets	0.72%	0.58%
Return on average equity	7.38%	5.80%
Interest rate spread	2.99%	2.60%
Net interest margin	3.19%	2.81%
Efficiency ratio	45.55%	49.82%
Efficiency ratio (excluding OTTI) (1)	45.55%	49.75%
Non-interest expense to average total assets	1.61%	1.43%
Average interest-earning assets to average
interest-bearing liabilities	1.12	1.10

(1) For the three months ended December 31, 2009, OTTI was $91,000.

	For the Twelve Months Ended
	December 31,
	2010	2009

Return on average assets	0.70%	0.44%
Return on average equity	6.95%	4.40%
Interest rate spread	2.97%	2.28%
Net interest margin	3.17%	2.53%
Efficiency ratio	44.20%	52.68%
Efficiency ratio (excluding OTTI and FDIC special assessment) (2)	44.20%	50.56%
Non-interest expense to average total assets	1.47%	1.38%
Average interest-earning assets to average
interest-bearing liabilities	1.10	1.10

(2) For the twelve months ended December 31, 2009, OTTI was $1.4 million and FDIC Special Assessment was $3.7 million.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	December 31,	At December 31,
	2010	2009

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.74%	1.44%
Non-performing loans as a percent of total loans	2.08%	1.81%
Allowance for loan losses as a percent of non-performing loans	54.81%	45.80%
Allowance for loan losses as a percent of total loans	1.14%	0.83%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	13.75%	15.78%
Tier 1 risk-based capital (to risk weighted assets) (1)	12.50%	14.70%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	8.56%	9.03%
Equity to total assets (period end)	9.39%	10.17%
Average equity to average assets	10.02%	10.11%
Tangible capital (to tangible assets)	9.02%	9.83%
Book value per common share	$ 8.23	$7.67

Other Data:
Number of full service offices	82	65
Full time equivalent employees	869	704

(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.

CONTACT:  Domenick Cama ISBC, +1-973-924-5105, dcama@isbnj.com